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Exhibit 99.1



FOR IMMEDIATE RELEASE                              CONTACT:  Michelle Lyle
                                                             +1.202.408.3818


                IRIDIUM LLC COMPLETES $300 MILLION DEBT FINANCING
                                 (NASDAQ: IRIDF)


(WASHINGTON, D.C.-October 13, 1997) Iridium LLC and Iridium Capital Corporation announced the pricing of a $300 million Senior Note financing under Rule 144A. The Senior Notes carry a coupon of 11.25%, priced at par and mature in July 2005.

Proceeds from the offering will be used by the Company to reduce a credit facility that is guaranteed by Motorola from $655 million to $450 million. The balance will be used for project funding. The reduction of the Motorola guarantee will reduce Iridium LLC warrant compensation to Motorola which would have required payment of warrants to purchase 2.3 million Iridium LLC Class 1 Interests with an exercise price of $0.01 per Interest between now and commercial service activation.

Iridium LLC is developing and commercializing a global wireless communications network that will combine the worldwide reach of 66 low-earth-orbit satellites with land-based wireless systems to enable subscribers to communicate with handheld telephones and pagers virtually anywhere in the world with service activation planned for late 1998. Iridium World Communications, Ltd. (NASDAQ:
IRIDF) the public investment vehicle of Iridium LLC, completed an initial public offering of approximately $240 million in June.

The Senior Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

                                       ###

               IRIDIUM is a registered trademark and service mark
                               of Iridium LLC 1997




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